Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings Reports Record Third Quarter Revenue Growth

Third Quarter Revenue Increased 54% to $16.6 Million

Domestic Revenue Increased 92% to $11.4 Million, up from $5.9 Million

Results Driven by Robust Demand for Portfolio

Boca Raton, FL (November 8, 2018) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today reported financial results for the three and nine month periods ended September 30, 2018.

Third Quarter 2018 Financial and Business Highlights:

●	Revenue of $16.6 million, up 54% from $10.8 million in the year ago quarter

☐	Domestic revenue increased 92% to $11.4 million, up from $5.9 million in the year ago quarter

☐	International revenue increased 7% to $5.2 million, up from $4.9 million in the year ago quarter

●	Gross profit of $6.9 million, up 47% from $4.7 million in the year ago quarter

●	Net loss to common stockholders was $4.2 million compared to $1.7 million in the year ago quarter

●	Non-GAAP Adjusted EBITDA* loss of $2.9 million. Excluding the $5.1 million of market investment expenses related to the company’s product launch in China and distribution expansion in Hong Kong, Net-Non-GAAP adjust EBITDA reflected a positive $2.2 million which translates to an improvement of $1.1 million when compared to the year ago quarter

●	Currently in over 33,000 locations and over 15,000 key accounts in China market with regional distribution through partnership with Qifeng Food Technology (Beijing) Co. Ltd, a national wholesale distributor of foods and beverages

●	Announced national expansion into Target and CVS stores, significantly increasing product availability

●	Launched two new flavors: Coconut and Cranberry Lemon, in convenient on-the-go powdered sticks

●	Introduced new distribution with cold vault placement in over 590 chain convenience stores

●	Obtained national placements in over 5,000 healthy vending and micro-market locations

●	Invited to the Russell 3000® and Russell Microcap® Indices

“Our performance in the third quarter reflects growing demand and the continued, solid execution of our strategy to increase placements for our products where our customers live, work and play, through a diversity of channels and geographic locations, including broadening our retail footprint in high-profile retailers and convenience stores such as Target, CVS and Wawa, as well as the continuation of our highly anticipated launch in China with our partner Qifeng Food,” said John Fieldly, President and Chief Executive Officer. “We delivered a 54% increase in revenue year-over-year in Q3 results, setting another quarterly record, and reinforcing our distribution footprint to increase the availability of products to a number of markets globally.”

“Demand is strong and we are capitalizing on today’s health and wellness trends, consumers globally are adopting Celsius to be part of their healthy active lifestyle,” continued Fieldly. “The Asia market demonstrated continued new penetration and re-orders with now over 33,000 locations. With our investment in the region to date, we have established an infrastructure, including distribution, sales, marketing and operational logistics that will support exponential growth as brand awareness increases and we continue to strengthen our foothold in the region. As we look into 2019 we are exploring further opportunities to partner with local Asian influential strategic partners to further leverage our established operations and existing networks capitalizing on today’s health and wellness trends in the region.”

Fieldly added, “Our domestic business also delivered record revenues of $11.4 million, which was up 92% year over year for Q3 as a direct result of the work we are doing to increase brand awareness through strategic investments in sales and marketing to reach our target consumers in a variety of locations. We remain at record levels of production and this, coupled with a strong network of routes to market puts us in a premier position for a strong finish to 2018.”

Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017

Revenue

For the three months ended September 30, 2018, revenue was approximately $16.6 million, an increase of $5.8 million or 54% from $10.8 million for same period in the prior year. The increase of 54% was primarily due to strong growth in North American sales revenue, which accounted for $5.4 million. The Asian Markets also reflected an increase of $988,919 in revenues when compared to the same period in the prior year. This was offset by a decrease in European revenues of $649,168 or 15% and a decrease of $1,551 regarding other international markets when compared with the same quarter in 2017. The decrease in European revenues was associated with our principal European distributor and customer lowering inventory levels, timing of new flavor launches and discontinuation of certain flavors. The net increase in revenues reflected additional sales volume, as opposed to increases in product pricing.

Gross profit

For the three months ended September 30, 2018, gross profit increased by approximately $2.2 million or 47% to $6.9 million, from $4.7 million for the same quarter in 2017. In contrast, gross profit margins decreased 1.87pp to 41.5% for the three months ended September 30, 2018, from the 2017 quarter. The increase in gross profit dollars is mainly related to increase in sales volume from the 2017 quarter. The decrease in gross profit margins from the 2017 to the 2018 quarter was mainly attributable to increases in promotional allowances, slotting charges and increase production and repacking costs.

Total Operating Expense

Sales and marketing expenses for the three months ended September 30, 2018 were approximately $8.7 million, an increase of $3.9 million or 84% from $4.7 million in the same quarter in 2017. The increase is due primarily to marketing program investments, particularly in the China market, as well as investments in employee costs. General and administrative expenses for the three months ended September 30, 2018 were approximately $2.3 million, an increase of approximately $728,000 or 47%, from $1.6 million for the three months ended September 30, 2017. The increase was primarily attributable to increased stock-based compensation expense, increased employee costs and professional fees, which were partially offset by savings in other areas.

Total Other Expense

Total other expense increased to approximately $43,000 for the three months ended September 30, 2018, up from $35,700 for the same period in 2017 as a result of higher interest expense.

Net Income (Loss)

As a result of the all above, for the three months ended September 30, 2018, Celsius had a net loss of $4.1 million, and after giving effect to preferred stock dividends of $43,639, a net loss available to common stockholders of $4.2 million or ($0.08) per basic and diluted share based on a weighted average of 51,098,575 shares outstanding. In comparison, for the three months ended September 30, 2017, the company had a net loss of $1.6 million, and after giving effect to preferred stock dividends of $92,250, net loss available to common stockholders of $1.7 million or $(0.04) per basic and diluted share based on a weighted average of 45,487,908 shares outstanding.

Nine Months ended September 30, 2018 compared to Nine Months ended September 30, 2017

Revenue

For the nine months ended September 30, 2018, revenue was approximately $37.9 million, an increase of $10.9 million or 40% from $27.0 million in revenue for the nine months ending September 30, 2017. The revenue increase of 40% was mainly attributable to strong growth of 61% in North American sales revenue to $28.0 million. In addition, revenues from Asian markets increased by $2.3 million and revenues from other international markets increased by $80,968; from the 2017 period to the 2018 period. This was offset by a decrease in European revenues of $2.1 million or 23%, from the 2017 period to the 2018 period. The decrease in European revenues was associated with our principal European distributor and customer lowering inventory levels, timing of new flavor launches and discontinuation of certain flavors. The net increase in revenues reflected was related to additional sales volume, as opposed to increases in product pricing.

Gross Profit

For the nine months ended September 30, 2018, gross profit increased by approximately $3.9 million or 34% to $15.6 million compared to $11.6 million for the nine months ended September 30, 2017. Gross profit margins decreased 1.84pp to 41.2% in the nine months ended September 30, 2018, from the same period in 2017. The increase in gross profit dollars is mainly related to increase in sales volume from the 2017 quarter. The decrease in gross profit margins from the 2017 to the 2018 quarter was mainly attributable to increases in promotional allowances, slotting charges and increase production and repacking costs.

Operating expenses

Sales and marketing expenses for the nine months ended September 30, 2018 were approximately $18.4 million, an increase of $9.2 million, or 99% from $9.3 million in the same period in 2017. The increase is due primarily to marketing program investments including the China investment of $8.1 million, as well as increases in human resource investments in both the marketing and sales areas. General and administrative expenses for the nine months ended September 30, 2018 were approximately $7.4 million, an increase of $2.2 million, or 41%, from $5.3 million for the nine months ended September 30, 2017. The increase was primarily due to increases in stock-based compensation expense of $1.5 million, accrual of $945,000 pertaining to the settlement of a territorial dispute with a distributor and an increase of approximately $117,000 pertaining to research and development costs; partially offset by savings in investor related expenses of approximately $91,000 and in employee costs, consulting fees and other administrative expenses, for a net reduction of approximately $271,000.

Other expense

Total other expense was approximately $123,000 for the nine months ended September 30, 2018, roughly in line with $122,000 for the same period in 2017.

Net Loss

As a result of the all above, for the nine months ended September 30, 2018, Celsius had a net loss of $10.4 million, and after giving effect to preferred stock dividends of $169,494, a net loss available to common stockholders of $10.5 million, or ($0.21) per basic and diluted share based on a weighted average of 49,675,624 shares outstanding. In comparison, for the nine months ended September 30, 2017 the company had a net loss of $3.0 million, and after giving effect to preferred stock dividends of $273,743, a net loss available to common stockholders of $3.3 million or ($0.08) per share based on a weighted average of 43,990,367 shares outstanding.

Liquidity and Capital Resources

As of September 30, 2018, the company had cash of $5.3 million compared to $14.2 million as of December 31, 2017. The company had working capital of $13.6 million as of September 30, 2018 compared to $20.6 million as of December 31, 2017.

Cash used in operations during the nine months ended September 30, 2018 totaled $9.0 million. The company incurred a net loss of $4.2 million during the three months ended September 30, 2018, increasing the accumulated deficit to $72.5 million as of September 30, 2018.

Conference Call

Management will host a conference call today, Thursday, November 8, 2018 at 4:30 pm ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

U.S.:                877-709-8150

International: 201-689-8354

An audio replay of the call will be available on the Company's website at http://celsius.com/press-releases/.

Disclosures can be found on the Company's online disclosure portal at: https://www.celsiusholdingsinc.com/sec-filings/.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®' Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®' Natural Line is available in six refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's, Food Lion, CVS and many others.

CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

-- Tables Follow --

Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2018 (Unaudited)	December 31, 2017 (1)
ASSETS

Current assets:
Cash	$5,314,112	$14,186,624
Accounts receivable, net	12,836,991	6,375,658
Inventories, net	6,848,755	5,305,505
Prepaid expenses and other current assets	3,336,674	1,180,444
Total current assets	$28,336,532	$27,048,231

Property and equipment, net	121,504	62,642
Total Assets	$28,458,036	$27,110,873
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,501,149	$6,311,824
Accrued preferred dividend	212,265	133,883
Customer advances and other current liabilities	14,534	17,921
Total current liabilities	14,727,948	6,463,628

Long-term liabilities:
Note payable-related party	3,500,000	3,500,000
Total Liabilities	18,227,948	9,963,628
Commitments and contingences (note 14)
Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, 2,760 and 6,760 shares issued and outstanding at September 30, 2018 and December 31, 2017	3	7
Common stock, $0.001 par value; 75,000,000 shares authorized, 51,124,946 and 45,701,593 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	51,125	45,702
Additional paid-in capital	82,659,488	79,101,824
Accumulated other comprehensive loss	6,752	(39,378)
Accumulated deficit	(72,487,280)	(61,960,910)
Total Stockholders’ Equity	10,230,088	17,147,245
Total Liabilities and Stockholders’ Equity	$28,458,036	$27,110,873

(1)	Derived from Audited Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenue	$16,565,316	$10,785,796	$37,923,619	$27,023,123
Cost of revenue	9,694,932	6,110,898	22,307,735	15,398,798
Gross profit	6,870,384	4,674,898	15,615,884	11,624,325

Selling and marketing expenses	8,671,792	4,702,308	18,419,236	9,273,207
General and administrative expenses	2,287,374	1,559,173	7,430,580	5,261,694
Total operating expenses	10,959,166	6,261,481	25,849,816	14,534,901

Loss from operations	(4,088,782)	(1,586,583)	(10,233,932)	(2,910,576)

Other (Expense):
Interest expense	(42,932)	(35,661)	(122,944)	(122,195)
Total Other (Expense)	(42,932)	(35,661)	(122,944)	(122,195)

Net Loss	(4,131,714)	(1,622,244)	(10,356,876)	(3,032,771)
Preferred stock dividend	(43,639)	(92,250)	(169,494)	(273,743)
Net loss available to common stockholders	$(4,175,353)	$(1,714,494)	$(10,526,370)	$(3,306,514)

Loss per share:
Basic	$(0.08)	$(0.04)	$(0.21)	$(0.08)
Diluted	$(0.08)	$(0.04)	$(0.21)	$(0.08)
Weighted average shares outstanding:
Basic	51,098,575	45,487,908	49,675,624	43,990,367
Diluted	51,098,575	45,487,908	49,675,624	43,990,367

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

*We report financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.

	Three months ended Sept 30,		Nine months ended Sept 30,
	2018	2017	2018	2017
Net income (loss) available to common stockholders (GAAP measure)	$(4,175,353)	$(1,714,494)	$(10,526,370)	$(3,306,514)
Add back:
Depreciation and amortization expense	14,995	5,618	34,643	14,292
Net interest expense	42,932	35,661	122,944	122,195
Preferred stock dividend	43,639	92,250	169,494	273,743
Stock-based compensation	1,153,151	600,726	3,103,778	1,963,455

Non-GAAP Adjusted EBITDA	$(2,920,636)	$(980,239)	$(7,095,511)	$(932,829)
Non-recurring one-time charges
Inventory write-down & Label artwork change fees	—	—	—	194,040
Label artwork change fees	—	—	—	41,321
CEO recruiting fees	—	—	33,333	100,000
CEO retirement compensation	—	—	—	422,659
Legal settlement	—	—	1,019,600	—
Total non-recurring one-time charges	—	—	1,052,933	758,020
Non-GAAP Adjusted EBITDA excluding one-time charges	$(2,920,636)	$(980,239)	$(6,042,578)	$(174,809)
Net Asia investment	5,090,245	2,070,010	8,092,677	2,568,940
Net Non-GAAP Adjusted EBITDA excluding net Asia investment*	$2,169,609	$1,089,771	$2,050,099	$2,394,131